Exhibit 99.1

Pier 1 Imports Successfully Launches New Pier1.com e-Commerce Initiative

Company Tells Customers, “Now more ways to get the things you love at Pier1.com”

FORT WORTH, Texas--(BUSINESS WIRE)--August 23, 2012--Pier 1 Imports, Inc. (NYSE:PIR) is pleased to announce the official launch of its new e-Commerce enabled, fully-redesigned website, Pier1.com. Pier 1 Imports is proud to share there are “Now more ways to get the things you love at Pier1.com.” The newest feature made available via the launch is “Pier 1 To-You,” where website visitors can buy products online and have them shipped directly to the location of their choice within the continental United States. Additional options continue to include “Pier 1 To-Go,” which launched in June 2011 and allows customers to pay for selected product offerings online and pick them up at their local U.S. Pier 1 Imports store location without incurring shipping charges. Customers that prefer an in-store experience are still welcome to shop at their favorite Pier 1 Imports.

The new website officially launched at the end of July 2012. In addition to offering the “Pier 1 To-You” functionality and convenience, the new site allows for easier navigation of the Company’s vast product assortment, while maintaining Pier 1 Imports’ renowned “treasure hunt” feel, which makes both the stores and website a great place for browsing and discovery. Site visitors will also find design and décor inspiration now located in the site’s newly unveiled “Get Inspired” and “Learn How” editorial content sections.

“We are extremely delighted with the successful launch of our new e-Commerce enabled website, Pier1.com, which allows customers to shop our unique array of merchandise while selecting the shipping destination of their choice,” said Alex W. Smith, President and Chief Executive Officer. “The launch is a direct result of the hard work and dedication of our associates throughout the entire organization, as well as the commitment of our external business partners, who together played an integral role in the superior execution of this project.”

The launch of the new Pier1.com supports the Company’s continued evolution into a multi-channel retailer with an enhanced online presence and e-Commerce functionality. Key project partners included Demandware, Jagged Peak, Sogeti, Alliance Data, The Richards Group and Click Here.

Financial Disclosure Advisory

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

CONTACT:
Media Contact:
Pier 1 Imports
Jennifer Engstrand, 817-252-8130
jengstrand@pier1.com
www.pier1.com/pressroom